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                                                       EXHIBIT 15
June 19, 1996


The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, New York 11201

Gentlemen:

We are aware that The Brooklyn Union Gas Company has incorporated by reference in its Registration Statement on Form S-8 dated June 19, 1996, its Forms 10-Q for the quarter ended December 31, 1995 and the quarter ended March 31, 1996, which includes our reports dated January 24, 1996 and April 24, 1996, respectively, covering the unaudited interim consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the Registration Statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/Arthur Andersen LLP
ARTHUR ANDERSEN LLP